Exhibit 10.32

ANGELICA CORPORATION
EMPLOYMENT AGREEMENT

This agreement (‘‘Agreement’’) has been entered into this 27th day of November, 2006, by and between Angelica Corporation, a Missouri corporation (the “Company”), and John Olbrych, an individual (the “Executive”).

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to employ executive as Chief Administrative Officer as of the Employment Start Date (as defined below) and, additionally, as Senior Vice President as of the Effective Date (as defined below); and

WHEREAS, this Agreement contains the terms and conditions that have been negotiated by the Company and the Executive as an inducement to the Executive to accept employment by the Company;

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

Section 1: Definitions and Construction.

1.1 Definitions. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

1.1(a) “Accrued Obligations” has the meaning set forth in Section 4.1(a) of this Agreement.

1.1(b) “Annual Base Salary” has the meaning set forth in Section 2.3(a) of this Agreement.

1.1(c) “Board” means the Board of Directors of the Company.

1.1(d) “Cause” has the meaning set forth in Section 3.3 of this Agreement.

1.1(e) “Company” has the meaning set forth in the first paragraph of this Agreement and, with regard to successors, in Section 6.2 of this Agreement.

1.1(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.1(g) “Date of Termination” has the meaning set forth in Section 3.6 of this Agreement.

1.1(h) “Disability” has the meaning set forth in Section 3.2 of this Agreement.

1.1(i) “Disability Effective Date” has the meaning set forth in Section 3.2 of this Agreement.

1.1(j) “Effective Date” means December 8, 2006.

1.1(k) “Employment Period” means the period beginning on the Employment Start Date and ending on the Date of Termination.

1.1(l) “Employment Start Date” means November 27, 2006.

1.1(m) “Grant Date” has the meaning set forth in section 2.3(d) of this Agreement.

1.1(n) “Long-Term Bonus” has the meaning set forth in Section 2.3(c) of this Agreement.

1.1(o) “Notice of Termination” has the meaning set forth in Section 3.5 of this Agreement.

1.1(p) “Other Benefits” has the meaning set forth in Section 4.1(d) of this Agreement.

1.2 Gender and Number. When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

1.3 Headings. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the terms “Article” and “Section” mean the text that accompanies the specified Article or Section of the Agreement.

1.4 Applicable Law; Venue. This Agreement is executed, entered into, and accepted in the State of Missouri, and shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles. In any lawsuit to enforce or assert rights for a breach of this Agreement, venue shall be proper in the St. Louis County Circuit Court, and the federal district court in St. Louis, Missouri (if federal jurisdiction exists), and neither party may claim that such forum is inconvenient or not the most convenient forum, or that it otherwise is not a proper forum to decide the claims asserted.

Section 2: Terms and Conditions of Employment.

2.1 Period of Employment. The Executive shall remain in the employ of the Company throughout the Employment Period in accordance with the terms and provisions of this Agreement. Either party to this Agreement may terminate the Employment Period (and the Executive’s employment with the Company) at any time by giving the other party a Notice of Termination, subject only to the obligation of the Company to pay the benefits to the Executive as and under the conditions specified in Section 4 of this Agreement. The term of this Agreement shall begin as of the Effective Date and shall end on the Date of Termination and shall accordingly be for no definite term or duration.

2.2 Positions and Duties.

2.2(a) From and after the Employment Start Date, the Executive shall serve as Chief Administrative Officer of the Company, and additionally, from and after the Effective Date, the Executive shall serve as a Senior Vice President of the Company. Throughout the Employment Period, the Executive shall perform his duties subject to the reasonable directions of the Chief Executive Officer of the Company and the Board, and in such capacities shall perform such executive and administrative duties as may be assigned to Executive from time to time by the Chief Executive Officer or the Board. The Executive shall have such authority and shall perform such duties as are specified in or contemplated by the Bylaws of the Company for the offices to which he has been appointed and shall so serve subject to the control exercised by the Chief Executive Officer of the Company and the Board from time to time. The Executive will comply with all policies of the Company in effect from time to time.

2.2(b) Throughout the Employment Period (but excluding any periods of vacation and sick leave to which the Executive is entitled), the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this Section 2.2(b) for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or violate the Company's conflict of interest policy as is in effect at such times.

2.3 Compensation.

2.3(a) Annual Base Salary. The Executive will be compensated on a salaried basis at an annual rate of pay (“Annual Base Salary”) of Two Hundred Fifty Thousand Dollars ($250,000.00), which shall be paid in equal or substantially equal monthly, semi-monthly or bi-weekly instalments in accordance with the Company’s payroll practices in effect from time to time for executives generally. During the Employment Period, the Annual Base Salary shall be reviewed by the Board and/or the Compensation and Organization Committee at least annually following the conclusion of the current fiscal year (with the first such review taking place not later than at the conclusion of the Company’s fiscal year 2007), and may be increased at the discretion of the Board or the Compensation and Organization Committee of the Board. If the Annual Base Salary is increased, then the increased rate of compensation shall constitute the Annual Base Salary. The Annual Base Salary may be reduced with the consent of the Executive.

2.3(b) Annual Short Term Incentive Bonus. Beginning with the 2007 fiscal year of the Company, during the Employment Period, the Executive will be eligible to participate in the Company’s short term incentive compensation program and be eligible to earn under and upon the terms of that plan an incentive award of up to 100% of Annual Base Salary based on performance criteria established by the Board or its Compensation and Organization Committee, with a target bonus equal to at least 50% of Annual Base Salary.

2.3(c) Long-Term Incentive Plan Awards. Beginning with the 2007 fiscal year of the Company, during the Employment Period Executive will be eligible to participate in the Company’s Long Term Incentive Program (“LTIP”) at fifty percent (50%) of Annual Base Salary in accordance with the terms of the LTIP as in effect from time to time (the “Long Term Bonus”) and be eligible to earn under and upon the terms of the LTIP as in effect from time to time a Long Term Bonus based on performance criteria established by the Board or its Compensation and Organization Committee.

2.3(d)  Initial Stock Option Grant. As of the Employment Start Date (the “Grant Date”), Executive shall receive an non-qualified stock option grant under and upon the terms of the Company’s 1999 Performance Plan of a total of 75,000 shares of the Company’s stock. Unless earlier forfeited or exercised, these options will expire ten (10) years following the Grant Date. These options will be priced as follows: 25,000 options will be priced at the average market share price as of the Grant Date; 25,000 options will be priced at 110% of the average market share price as of the Grant Date; and 25,000 options will be priced at 120% of the average market share price as of the Grant Date. These options will vest during the Employment Period as follows: (1) 25% of each set of options (i.e. 6,250 of the options priced at the average market share price on the Grant Date, 6,250 of the options priced at 110% of the average market share price on the Grant Date, and 6,250 of the options priced at 120% of the average market share price on the Grant Date) will vest six (6) months following the Grant Date if Executive is employed by the Company at that time; (2) 25% of each set of options will vest eighteen (18) months following the Grant Date if Executive is employed by the Company at that time; (3) 25% of each set of options will vest thirty (30) months following the Grant Date if Executive is employed by the Company at that time; and (4) 25% of each set of options will vest forty-two (42) months following the Grant Date if Executive is employed by the Company at that time. Except as otherwise provided in the Company’s 1999 Performance Plan, as amended and restated, if Executive’s employment terminates for any reason, all options that have not vested as of the Date of Termination shall immediately lapse and terminate without pro ration.

2.3(e) Savings, Deferred Compensation and Retirement Plans. Throughout the Employment Period, the Executive shall be entitled to participate in all savings, deferred compensation and retirement plans generally available to other peer executives of the Company, with the exception that the Compensation and Organization Committee of the Board has indicated its intention to reassess the Company’s Supplemental Plan for Selected Management Employees and the Executive shall not participate in that plan without an affirmative decision on the part of such Committee to include him in that Plan.

2.3(f) Welfare Benefit Plans. Throughout the Employment Period (and thereafter, to the extent provided for in Section 4.1(c) hereof), the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to peer executives generally (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other peer executives of the Company.

2.3(g) Business Expenses. Throughout the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive, in accordance with and subject to the policies, practices and procedures generally applicable to other peer executives of the Company.

2.3(h) Temporary Living Expenses. During the three (3) month period immediately following Executive’s Employment Start Date, the Company will reimburse Executive for the reasonable and customary expenses Executive actually incurs for room and board while in the Atlanta, Georgia metropolitan area while Executive is employed by the Company. While the Executive is employed by the Company, the Company also will reimburse Executive for the reasonable cost of up to ten (10) personal round trip coach flights between Vermont and Atlanta, Georgia, incurred at any time following the Executive’s Employment Start Date.

2.3(i) Relocation Expenses. The Company will reimburse the Executive for the reasonable and customary expenses actually incurred relating to the Executive’s move of the Executive’s household belongings from the Executive’s then-current residence in Vermont to the Atlanta, Georgia metropolitan area in accordance with and upon the terms of the Company’s relocation policy, provided this move occurs on or before the second anniversary of the Employment Start Date. Upon the Executive’s purchase or lease of housing in the Atlanta, Georgia metropolitan area during the Employment Period, and provided that the Executive was employed by the Company as of the closing date of such purchase or lease and no Notice of Termination was given prior to such date, the Company will pay the Executive a lump-sum amount equal to one-twelfth (1/12) of the Executive’s then Annual Base Salary (the “Relocation Payment”). The Company will also make an additional payment (the “Gross-Up Payment”) to the Executive in an amount required to allow the Executive to retain the full amount of the Relocation Payment after payment by the Executive of all income taxes on the Relocation Payment and the Gross-Up Payment.

2.3(j) Miscellaneous Expenses. Throughout the Employment Period, the Company will reimburse the Executive for the cost of maintaining a membership in one airline club of the Executive’s choosing. In addition, during the Employment Period, the Company will provide the Executive with the use, while in the Atlanta area, of the 2006 Lexus automobile maintained by the Company in Atlanta, Georgia beginning on the Executive’s Employment Start Date and continuing until the current lease for the 2006 Lexus expires or date a Notice of Termination is given, whichever first occurs. The current lease is scheduled to expire on June 30, 2008. The Company will pay or reimburse the Executive for automobile insurance for the vehicle and for the lease payments and taxes associated with the lease, excluding costs incurred outside the parameters of the lease.

2.3(k) Office and Support Staff. Throughout the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, as are generally provided to other peer executives of the Company.

2.3(l) Vacation. Throughout the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation annually and otherwise in accordance with the plans, policies, programs and practices as are generally provided to other peer executives of the Company.

Section 3: Termination of Employment.

3.1 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

3.2 Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 7.1 of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, “Disability” shall mean that the Executive is unable with reasonable accommodation to perform the services required of the Executive hereunder on a full-time basis for a period of one hundred eighty (180) consecutive business days or more by reason of a physical and/or mental condition or injury. “Disability” shall be deemed to exist when certified by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Executive will submit to such medical or psychiatric examinations and tests as such physician deems necessary to make any such Disability determination.

3.3 Termination for Cause. The Company may terminate the Executive's employment during the Employment Period for “Cause,” which shall mean termination based upon: (i) the Executive's willful and continued failure or refusal to substantially perform the Executive’s duties with the Company (other than as a result of incapacity due to physical or mental condition), after a written demand for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Executive has not substantially performed his duties, (ii) the Executive's commission of an act constituting a criminal offense that would be classified as a felony under the applicable criminal code or involving moral turpitude, dishonesty, or breach of trust, (iii) the Executive is required to cease being an officer of the Company, or is unable to perform any of the Executive’s duties under this Agreement, by reason of any regulatory requirement or the order or suggestion of any agency or body that has any supervisory or regulatory authority over the Company; (iv) violation of the Company’s Code of Conduct, or any policy prohibiting harassment, discrimination, disclosure of confidential information, alcohol or drug use, or retaliation; (v) misappropriation of property of the Company or one of its affiliated businesses, breach of fiduciary duty, or material violation of any law or regulation that may result in a material financial loss to the Company or damage its reputation, or (vi) the Executive's material breach of any provision of this Agreement. For purposes of this Section, no act or failure to act on the Executive's part shall be considered “willful” unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) the Executive receives a Notice of Termination from the Company, (ii) the Executive is given the opportunity, with counsel, to be heard before the Board, and (iii) the Board finds, in its good faith opinion, that the Executive was guilty of the conduct set forth in the Notice of Termination.

3.4 Termination for Good Reason. The Executive may terminate his employment with the Company during the Employment Period for “Good Reason,” which shall mean:

3.4(a) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements),

authority, duties or responsibilities as contemplated by Section 2.2(a) or any other action by the Company which results in the diminution in such position, authority, duties or responsibilities, excluding for this purpose any action (i) not taken in bad faith by the Company and (ii) which the Company remedies promptly after receipt of notice thereof given by the Executive;

3.4(b) (i) the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which the Executive is entitled as specified in Section 2.3, provided that the Company may amend, modify or replace any such plan or plans as long as the Executive is entitled to benefits under the amended, modified or replaced plan or plans that are substantially similar to those of the plan or plans so amended, modified or replaced, (ii) the taking of any action by the Company which would adversely affect the Executive’s participation in, or materially reduce the Executive’s benefits under, any plans described in Section 2.3, or deprive the Executive of any benefits enjoyed by the Executive as described in Section 2.3(j) and (k), or (iii) the failure of the Company to provide the Executive with paid vacation to which the Executive is entitled as described in Section 2.3(l);

3.4(c) the Company’s requiring the Executive to be based at any office or location other than the Company’s office in the Atlanta, Georgia metropolitan area;

3.4(d) a material breach by the Company of any provision of this Agreement;

3.4(e) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; and

3.4(f) the failure of a successor of the Company to expressly assume and agree to perform this Agreement pursuant to the provisions of Section 6.2 of this Agreement; provided, however, that a termination of employment by the Executive (A) subsequent to an express assumption and agreement to perform this Agreement by such successor, or (B) subsequent to a date that is two years after the succession event, shall not be deemed to be for “Good Reason” under this subsection.

For purposes of this Section, any good faith determination of “Good Reason” made by the Executive shall be conclusive unless and until such determination is overturned by a court of competent jurisdiction.

3.5 Voluntary Termination by the Executive. The Executive may voluntarily terminate the Executive’s employment with the Company for any reason or for no reason at any time during the Employment Period.

3.6 Termination by the Company without Cause. The Company may terminate the Executive’s employment with the Company for any reason or for no reason, without citing Cause, at any time during the Employment Period, subject to the provisions of Section 4 of this Agreement.

3.7 Notice of Termination. Any termination of the Executive’s employment with the Company for Cause or Disability, or voluntary termination by the Executive, shall be communicated by Notice of Termination from the terminating party to the other party, given in accordance with Section

7.1. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 3.7 hereof) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

3.8 Date of Termination.“Date of Termination” means (i) if the Executive's employment is terminated by the Company for Cause, the Date of Termination shall be the date of receipt by the Executive of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, or (iii) if the Executive’s employment is voluntarily terminated by the Executive, the Date of Termination shall be a date specified in the Notice of Termination, with such specified date being not less than ten (10) days after the date of receipt by the Company of the Notice of Termination, (iv) if the Executive's employment is terminated other than for Cause, death, or Disability, the Date of Termination shall be the date of receipt by the Executive of the Notice of Termination.

Section 4: Certain Benefits Upon Termination.

4.1 Termination by the Company Other Than For Cause; Termination by the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability or if the Executive terminates his employment for Good Reason, the Executive shall be entitled to the payment of the benefits provided below:

4.1(a) Accrued Obligations. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive's accrued salary through the Date of Termination for periods of time prior to the Date of Termination, (2) the accrued benefits payable to the Executive under any deferred compensation plan, program or arrangement in which the Executive is a participant subject to the computation of benefits provisions of such plan, program or arrangement, and (3) any accrued vacation pay; in each case to the extent not previously paid (the “Accrued Obligations”).

4.1(b) Annual Base Salary. The Executive shall be entitled to receive an amount equal to the Annual Base Salary, payable as and when described below. This amount (the “Separation Payment”) will be paid over a one (1) year time period in the same equal monthly, semi monthly or bi-weekly installments at which the Executive had been paid at the time employment terminated; provided that, to the extent required to avoid the tax consequences of Section 409A of the Code, and with the consent of the Executive: (i) the first payment shall cover all payments scheduled to be made to the Executive during the first six (6) months after the Date of Termination; and (ii) the first such payment shall be delayed until the day after the six (6) month anniversary of the Date of Termination. The Company at any time after the six (6) month anniversary of the Date of Termination may elect to pay the balance of any remaining payments in a lump sum.

4.1(c) Medical and Health Benefit Continuation. With respect to the twelve (12) month period immediately following the Date of Termination, the Company shall reimburse the Executive, on a monthly basis, for that portion of the cost incurred by the Executive to continue the Executive’s then existing coverage under the Company’s group health insurance plan after the Date of Termination equal to the portion paid for by the Company for such coverage immediately prior to the Date of Termination, provided the Executive timely elects COBRA continuation coverage; provided, however, that if the Executive becomes employed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, program, practice or policy then this benefit shall cease; and provided further that to the extent necessary to avoid the tax consequences of Section 409A of the Code, and with the consent of the Executive, the Company will not make any reimbursement payment to the Executive that otherwise would be due prior to the day after the six (6) month anniversary of the Date of Termination, in which case the Company will make a catch up payment for all amounts previously paid by the Executive that were eligible or reimbursement.

4.1(d) Other Benefits. To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families (“Other Benefits”), provided, however, that to the extent necessary to avoid the tax consequences of Section 409A of the Code, any such payments may be delayed until the first business day following the six (6) month anniversary of the Date of Termination.

4.2 Termination Due to Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits (as defined in Section 4.1(d)), including death benefits pursuant to the terms of any plan, policy, or arrangement of the Company.

4.3 Termination Due to Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits (as defined in Section 4.1(d)) including Disability benefits pursuant to the terms of any plan, policy or arrangement of the Company.

4.4 Termination by the Company for Cause or Voluntary Termination by the Executive. If the Executive's employment shall be terminated by the Company for Cause during the Employment Period or by the Executive for any reason, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of the Executive’s Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination), and (ii) the timely payment or provision of Other Benefits (as defined in Section 4.1(d)), as applicable for such termination.

4.5  Entire Agreement; Prior Agreements and Benefits under Other Plans Superseded. This Agreement is the entire agreement of the parties on the subject matter contained herein and shall supersede all prior agreements, arrangements and understandings that the Executive and the Company may have had with respect to the Executive’s employment with the Company and the payment of benefits by the Company to the Executive in the event of a termination of the Executive’s employment. The benefits payable pursuant to this Agreement are in lieu of and in substitution for any termination benefits payable by the Company in conjunction with any other plan, program, policy, practice, contract or agreement that the Company may have had either in the past, currently or in the future.

4.6 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4.1(c), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).

4.7 Resolution of Disputes. If there shall be any dispute between the Company and the Executive (i) as to whether any termination of the Executive’s employment was for Cause or (ii) as to whether any termination of the Executive’s employment for Good Reason was made in good faith, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 as though such termination was without Cause or for Good Reason, as the case may be; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 4.7 except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

Section 5: Non-Competition.

5.1 Non-Compete Agreement.

5.1(a) During the Employment Period and the one (1) year period immediately following the Date of Termination, the Executive shall not, without prior written approval of the Board, become a partner, officer, director, stockholder, investor, advisor, employee, consultant, agent, or otherwise of any business enterprise in substantial direct competition (as defined in Section 5.1(b)) with the Company or any of its subsidiaries in the United States or in any other country in which the Company conducts business on the Date of Termination, or otherwise engage in substantial direct competition with the Company within such area. This restriction will not limit the Executive’s right to invest in five percent (5%) or less of the outstanding capital stock or other equity securities of any corporation, whose stock or securities are publicly traded on a national stock exchange.

5.1(b) For purposes of Section 5.1, a business enterprise with which the Executive becomes associated shall be considered in substantial direct competition, if such entity competes with the Company or its subsidiaries in any business in which the Company or any of its subsidiaries is now engaged and is within the Company's or the subsidiary’s market area as of this date.

5.1(c)  During the one (1) year period immediately following the Date of Termination, the Executive shall not directly or indirectly, solicit or recruit for employment, any person or persons who are employed by the Company or one of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the date the Executive’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will the Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees.

5.2 Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company, and under a relationship of trust and confidence, all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). This includes but is not limited to internal financial information that is not publicly available, business plans and strategies, acquisition and divestiture plans and strategies, costs, pricing, business proposals, trade secrets, and information concerning the needs, purchasing history, concerns, key contacts, requirements and credit of customers After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use, or communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Section 6:  Successors.

6.1 Successors of the Executive.  This Agreement is personal to the Executive and, without the prior written consent of the Company, the rights (but not the obligations) shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

6.2 Successors of Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or its assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Section 7: Miscellaneous.

7.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Notice to the Executive:

John Olbrych
84 Old Barn Lane
Brownsville, VT 05037

Notice to Company:

Angelica Corporation
424 South Woods Mill Road
Chesterfield, Missouri 63017-3406
Attention: Secretary

7.2 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.3 Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 Entire Agreement; Waiver. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior oral and written communications and agreements between the parties concerning such subject matter. Neither this Agreement nor any of its terms may be amended, waived, or added to except in a writing signed by the Company (through a designated and authorized officer other than the Executive) and the Executive. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

7.5 Section 409A Compliance. The parties intend that all provisions of this Agreement comply with the requirements of Code Section 409A to the extent applicable. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. Nothing in this Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of such Code Section 409A.

IN WITNESS WHEREOF, the Executive and the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”

/s/ J. S. Olbrych
John Olbrych

“Company”

ANGELICA CORPORATION

By /s/ Stephen M. O’Hara
Name: Stephen M. O’Hara
Title: Chairman & CEO